EXHIBIT 99.10
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AT THE TRUST
Robert G. Higgins                      Investor Relations
First Vice President, General Counsel  L.G. Schafran - Chairman and
630-218-7255                           Interim CEO/President
bhiggins@banyanreit.com                630-218-7250
                                       ir@banyanreit.com




FOR IMMEDIATE RELEASE
WEDNESDAY, MAY 15, 2002




      BANYAN STRATEGIC REALTY TRUST SETTLES OUTSTANDING CONTRACT
               DISPUTES WITH DENHOLTZ FOR $300 THOUSAND;
                OBTAINS $1.2 MILLION IN ESCROWED FUNDS


OAK BROOK, ILLINOIS - MAY 15, 2002 - BANYAN STRATEGIC REALTY TRUST
(Nasdaq: BSRTS) announced today that it has entered into a series of settlement agreements with Denholtz Management Corp. and other parties, to resolve all contractual disputes among the various parties arising from the sale of most of Banyan's portfolio to Denholtz in May of 2001.

Pursuant to the parties' purchase and sale contract, at the closing last May, $1.5 million of sales proceeds were placed in escrow to provide assurance to Denholtz that funds would be available during Banyan's liquidation process to satisfy post-closing claims and adjustments. During the course of the year since the closing, certain disputes have arisen involving certain closing and post-closing adjustments.

The settlement agreements provide, in part, that Banyan will pay to, or for the benefit of, Denholtz, $296,147 in full settlement of all claims of Denholtz. The balance of the escrowed funds (approximately $1.2 million plus interest) have been released to Banyan. Banyan and Denholtz have exchanged mutual releases of any further liability under their purchase and sale contract.

The mutual releases specifically exclude two promissory notes, each in the original principal amount of $1.5 million, given by Denholtz to Banyan last May as part of the $185.25 million purchase price for the portfolio. The notes are due on June 30, 2002.

Banyan noted that prior to this settlement, the principal balances due on the two notes were $1.5 million and $764,314.18, respectively, and that all required interest payments to date have been timely made. Banyan and Denholtz effected the settlement of their disputes by applying escrowed funds to reduce the principal balance due on one of the promissory notes from $764,314.18 to $483,017.18. Banyan also directly paid a $14,850 claim brought by a third party against Banyan and Denholtz. The balance of the escrowed funds was then released to Banyan.











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BANYAN STRATEGIC REALTY
ADD 1



L.G. Schafran, Interim President, Chairman and CEO of Banyan, commenting upon the settlement agreement, said: "We are very pleased to reach these agreements with Denholtz, settling our outstanding contractual disputes and leaving slightly less than $2 million left to be paid on the notes we accepted at the closing last May. This settlement allows us to realize a substantial portion of the previously escrowed funds, and furthers our Plan of Termination and Liquidation. We will continue our policy of making liquidating distributions when, and as often as, conditions warrant."

Banyan Strategic Realty Trust is an equity Real Estate Investment Trust
(REIT) that, on January 5, 2001, adopted a Plan of Termination and Liquidation. On May 17, 2001, the Trust sold approximately 85% of its portfolio in a single transaction. Other properties were sold on April 1, 2002 and May 1, 2002. Banyan now owns a leasehold interest in one (1) real estate property located in Atlanta, Georgia, representing approximately 9% of its original portfolio. Since adopting the Plan of Termination and Liquidation, Banyan has made liquidating distributions totaling $4.95 per share. On May 1, 2002, Banyan announced that an additional distribution of $0.30 per share will be made on May 31, 2002 to shareholders of record as of May 16, 2002, thus increasing the total liquidating distributions to $5.25 per share. As of this date, the Trust has 15,496,806 shares of beneficial interest outstanding.



Except for the historical information contained herein, certain matters discussed in this release are forward-looking statements, the achievement of which involve risks and uncertainties such as the sale of the Trust's remaining property, the amount of the remaining liquidating distributions, the outcome of pending litigation and other risks and uncertainties that are detailed from time to time in the Trust's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 2001 which was filed with the Securities and Exchange Commission on March 21, 2002. Without limitation, the foregoing words such as "anticipates", "expects", "intends", "plans", and similar expressions are intended to identify forward-looking statements.









          See Banyan's Website at http://www.banyanreit.com.



















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